EXHIBIT 5.1

Michael E. Tenta +1 650 843 5636 mtenta@cooley.com

March 6, 2019

Cytokinetics, Incorporated

280 E. Grand Ave

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to Cytokinetics, Incorporated, a Delaware corporation (the “Company”), in connection with the sale of shares of its common stock, par value $0.001 per share, having an aggregate offering price of up to $35.0 million (the “Shares”) pursuant to the Registration Statement on Form S-3 (File No.cytk-ex51_466.htm 333-215147) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated March 6, 2019 to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).  The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”  The Shares are to be sold by the Company in accordance with that certain Controlled Equity OfferingSM Sales Agreement, dated March 6, 2019, by and between the Company and Cantor Fitzgerald & Co. (the “Agreement”), as described in the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Agreement, the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.  In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials.

We have assumed (i) that each sale of Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) that no more than 9,668,508 Shares will be sold under the Agreement and (iii) that the price at which the Shares are sold will equal or exceed the par value of the Shares. We express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of the Company’s common stock outstanding or issuable upon conversion or

3175 hanover street, Palo Alto, CA 94304  T: (650) 843-5000    www.cooley.com

Cytokinetics, Incorporated March 6, 2019 Page 2

exercise of outstanding securities of the Company to exceed the number of Shares then issuable under the Agreement.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware.  Our opinion is based on these laws as in effect on the date hereof.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Annual Report on Form 10-K to be filed with the Commission for incorporation by reference into the Registration Statement.

3175 hanover street, Palo Alto, CA 94304  T: (650) 843-5000    www.cooley.com

Cytokinetics, Incorporated March 6, 2019 Page 3

Very truly yours,

Cooley LLP

By:  /s/ Michael E. Tenta

Michael E. Tenta

3175 hanover street, Palo Alto, CA 94304  T: (650) 843-5000    www.cooley.com